Exhibit 99.1
Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830

FOR IMMEDIATE RELEASE	Date: February 12, 2007 From: Thomas W. Crawford Chief Executive Officer

Crawford Reports Fourth Quarter 2006 Results
Record Annual Revenues in International and Legal Settlement Administration Business Units
Crawford & Company (NYSE: CRDA and CRDB), the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the fourth quarter ended December 31, 2006.
Fourth quarter 2006 consolidated revenues before reimbursements totaled $228.3 million compared to $216.9 million in the 2005 fourth quarter. Fourth quarter 2006 net loss was ($1.3) million compared to net income of $6.0 million for the 2005 fourth quarter. Fourth quarter 2006 loss per share was ($0.03) compared to earnings of $0.12 in the prior-year quarter. The net loss in the 2006 fourth quarter included a charge of $1.9 million, net of related income taxes, or $0.04 per share, as a result of restructuring activities from the Company’s recent acquisition of Broadspire Management Services, Inc. and the associated refinancing of the Company’s credit agreements.
On October 31, 2006, the Company finalized its acquisition of Broadspire Management Services, Inc., a leading third-party administrator offering a comprehensive integrated platform of casualty claim and medical management services. The results of Broadspire Management Services, Inc. are included in the Company’s operating results beginning November 1, 2006. Following the acquisition, the Company’s existing Crawford Integrated Services (“CIS”) business line was re-branded as Broadspire.
As a result of the acquisition of Broadspire Management Services, Inc., the Company realigned its U.S. structure and expanded its operating segments. Effective with the 2006 fourth quarter, the Company will report four operating segments comprised of: U.S. Property and Casualty which serves the U.S. property and casualty insurance company market, International Operations which serves the property and casualty insurance company markets outside of the U.S., Broadspire which serves the U.S. self-insurance marketplace and includes the Company’s former CIS unit, and Legal Settlement Administration which serves the securities, bankruptcy, product warranties and inspections, and other legal settlements market.

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
Revenues before reimbursements for the Company’s segments for the fourth quarter ended December 31, 2006 and 2005 were as follows (in 000s):

	Quarter ended
	December 31,	December 31,	% Change
Segment	2006	2005
U.S. Property and Casualty	$43,958	$70,419	(37.6)%
International Operations	84,460	71,700	17.8%
Broadspire	68,160	35,785	90.5%
Legal Settlement Administration	31,678	39,023	(18.8)%

Total Revenues before Reimbursements	$228,256	$216,927	5.2%

U.S. property and casualty revenues before reimbursements were $44.0 million in the fourth quarter of 2006 compared with $70.4 million in the 2005 fourth quarter. Revenues generated by the Company’s catastrophe adjuster group were $2.1 million in the 2006 fourth quarter, declining from $21.8 million in the 2005 period when the Company was responding to hurricanes Katrina, Rita and Wilma. There were no major hurricanes that impacted the U.S. in 2006. Fourth quarter 2005 revenues included $2.3 million produced by the Company’s investigations business, which was sold to MJM Investigations, Inc. in the 2006 third quarter. There were no such investigations revenues in the 2006 fourth quarter. Operating earnings in the U.S. property and casualty segment declined to a loss of ($1.4) million, or (3.1)% of revenues, as compared to an operating profit of $1.7 million, or 2.4% of revenues in the 2005 fourth quarter, primarily due to the sharp decline in claims volume as a result of the relatively mild weather and an absence of hurricane activity in the 2006 third and fourth quarters.
Fourth quarter 2006 revenues before reimbursements for international operations grew to $84.5 million from $71.7 million for the same period in 2005. As compared to the 2005 fourth quarter, during the current quarter the U.S. dollar weakened against most major foreign currencies, resulting in a net exchange rate benefit in the quarter. Excluding the benefit of exchange rate fluctuations, international revenues would have been $81.2 million in the 2006 fourth quarter, reflecting growth in revenues on a constant dollar basis of 13.2%. This growth reflects increased case referrals in the United Kingdom, Asia Pacific and Latin America resulting from claims management agreements entered into during 2005 and 2006. International operating expenses increased by $8.7 million in U.S. dollars, a 12.7% increase, and by 6.3% on a constant dollar basis. Operating earnings improved to $7.3 million in the current quarter, more than doubling last year’s fourth quarter operating earnings of $3.3 million. This improvement reflects an increase in the operating margin from 4.6% in the 2005 fourth quarter to 8.7% in the 2006 quarter, primarily due to improved operating efficiency in the 2006 quarter.

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
Revenues before reimbursements from the Broadspire segment were $68.2 million in the 2006 fourth quarter compared with $35.8 million generated by the Company’s former CIS business in the 2005 quarter. Revenues associated with the Broadspire Management Services, Inc. acquisition totaled $33.1 million in the 2006 fourth quarter. Excluding the impact of acquisitions, the Company’s former CIS business’ revenues declined slightly during the 2006 fourth quarter due primarily to a reduction in claim referrals from the Company’s existing clients, partially offset by net new business gains. The combined Broadspire segment’s operating loss improved in the 2006 fourth quarter, to a loss of ($2.7) million, or (3.9)% of revenues, from a loss of ($3.3) million, or (9.2)% of revenues, in the 2005 fourth quarter. Results were aided by the incremental profits generated by the acquired Broadspire entity and the initial results of the cost reduction initiatives begun in November 2006.
Legal settlement administration revenues before reimbursements were $31.7 million for the 2006 fourth quarter, compared with $39.0 million in the 2005 quarter. This segment generated record revenues in the 2005 fourth quarter related to several major securities class action projects which were substantially completed during 2006. Operating earnings totaled $4.0 million in the 2006 fourth quarter, or a margin of 12.5% of revenues, as compared to $8.9 million, or 22.7% of revenues, in the prior-year period. The Company’s legal settlement administration revenues are project-based and can fluctuate significantly. However, the Company continues to enjoy a strong backlog of projects awarded, totaling approximately $34.1 million at December 31, 2006.
Mr. Thomas W. Crawford, chief executive officer of Crawford & Company, stated, “Our fourth quarter 2006 operating results reflected a continued solid performance by our legal settlement administration segment, which posted strong results even when compared to last year’s record fourth quarter. Our international operations also had a very good quarter, producing quarterly records for both revenues and operating earnings. These international results are primarily due to continued strong performance in our United Kingdom operations and improved operating results in the Latin American region. Results in these segments were partially offset by declines within our U.S. property and casualty business, where we experienced a sharp downturn in claim referrals as a result of the mild weather and the lack of catastrophic claims activity in the 2006 third and fourth quarters, and declines in our former Crawford Integrated Services division.”
Consolidated revenues before reimbursements for the year ended December 31, 2006 were $819.5 million compared with $772.0 million in 2005. Net income for the year totaled $15.0 million, or $0.30 per share, compared with $12.9 million, or $0.26 per share, reported in the prior year. During the 2006 third quarter, the Company recognized a pretax gain of $3.1 million, or $0.04 per share after related income taxes, associated with the disposal of its investigation services business. During the 2006 fourth quarter, the Company recorded a pretax charge of $3.1 million, or $0.04 per share after related income taxes, for

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
severance and lease termination expenses related to the Broadspire acquisition and costs associated with the refinancing of the Company’s credit facilities.
U.S. property and casualty revenues before reimbursements were $210.0 million for the year ended December 31, 2006 compared with $223.6 million for the same period in 2005. Revenues generated by the Company’s catastrophe adjuster group were $24.3 million in 2006, declining from $36.4 million in 2005. Revenues from the combined Broadspire operation were $175.2 million in 2006 compared with $148.7 million in 2005. Revenues associated with the Broadspire Management Services, Inc. acquisition totaled $33.1 million during 2006. Legal settlement administration revenues were a record $130.7 million for 2006 compared with $114.3 million in 2005.
International revenues before reimbursements were a record $303.7 million in 2006 compared with $285.4 million during 2005. Excluding the benefit of exchange rate fluctuations, international revenues would have been $301.0 million in the current year, reflecting growth in revenues on a constant dollar basis of 5.5%. International operating expenses increased by $15.6 million in U.S. dollars, a 5.7% increase, and by 5.1% on a constant dollar basis.
For the year ended December 31, 2006, legal settlement administration had record operating earnings. The operating earnings in this segment totaled $24.4 million, increasing from $20.3 million in 2005 with the operating margin growing from 17.8% in 2005 to 18.7% in 2006. During 2006, operating earnings in the Company’s U.S. property and casualty business turned from a loss of ($404,000) in 2005 to earnings of $4.8 million, representing an operating margin of 2.3% in 2006. This turnaround was primarily due to an improvement in operating efficiency in this segment’s field operations during the year. Operating earnings in the international segment improved to $16.0 million in the current year, up 20.3% from last year’s operating earnings of $13.3 million. This improvement reflects an increase in operating margin from 4.7% in 2005 to 5.3% in 2006.
“The operating results of our pre-acquisition Crawford Integrated Services unit did not meet expectations in 2006,” Mr. Crawford continued, “We recorded an operating loss of ($14.7) million in 2006, all of which is attributable to our former CIS division, compared with an operating loss of ($10.1) million in 2005. We have taken significant steps to reduce our operating expenses in the combined Broadspire operation, primarily through staff reductions and consolidations of existing leased locations. For the 2006 fourth quarter we took a pretax charge of $1.7 million related to these actions. We will monitor this segment carefully in the coming months with the objective to returning it to profitability by the end of the 2007 second quarter.”
Crawford’s operating cash flows for 2006 reflect an improvement of $12.0 million compared to the prior year, primarily due to the collection of accounts receivable generated from the hurricane-related claims

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
administered in 2005 and early 2006 and improved collections within our legal settlement administration segment. Overall, the Company’s consolidated cash and short-term investment position as of December 31, 2006 was strong, totaling $66.7 million, up $14.8 million from the $51.8 million reported at December 31, 2005.
Mr. Crawford concluded, “Our outlook for 2007 reflects the work done to strengthen our U.S. property and casualty claims operations and our expectations for a substantial improvement in our combined Broadspire operation. Recognizing that 2006 revenues did not include any significant storm-related activity, we have not budgeted for any major catastrophe activity in 2007. We expect to see positive margin performance in Broadspire driven by cost reduction initiatives started in November 2006.”
Crawford & Company supplied the following guidance for fiscal 2007:
•	Consolidated revenues before reimbursements between $962 million and $1.01 billion.

•	Consolidated operating earnings between $49.3 million and $54.5 million.

•	After reflecting stock-based compensation expense, net corporate interest expense, intangible asset amortization expense, special credits and charges, and income taxes, consolidated net income between $20.5 million and $23.7 million, or $0.42 to $0.48 per share.
Crawford & Company’s management will host a conference call with analysts on Monday, February 12, 2007 at 3:00 p.m. EST to discuss quarterly earnings and other developments. The call will be recorded and available for replay through February 19, 2007. You may dial 1-800-642-1687 (706-645-9291 international) to listen to the replay. The access code is 7223448. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast.
Further information regarding the Company’s financial position, operating results, and cash flows for the quarter and year ended December 31, 2006 is shown on the attached statements. Operating earnings (a non-GAAP financial measure) is one of the key performance measures used by the Company’s senior management to evaluate the performance of its segments and make resource allocation decisions. The Company believes this measure is useful to investors in that it allows them to evaluate its operating performance using the same criteria that management uses. Operating earnings excludes net corporate interest expense, stock option expense, income tax expense, amortization of customer relationship intangible assets, and special charges and credits. Net corporate interest expense, stock option expense and income taxes are recurring components of the Company’s net income, but they are not considered part of operating earnings since they are managed on a corporate-wide basis. Net corporate interest expense results from capital structure decisions made by the Company, stock option expense relates to historically granted stock options which are not allocated to its operating units, and income taxes are based on statutory rates in effect in each of the locations where the Company provides services and vary throughout

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
the world. Amortization expense relates to non-cash amortization of customer relationship intangible assets resulting from business combinations. These costs are not allocated to the segments for assessing performance. None of the aforementioned costs relate directly to the performance of the Company’s services and are therefore excluded in order to accurately assess the results of segment operating activities on a consistent basis. Special credits and charges represent nonrecurring events (gain on disposal of assets, restructuring costs, and loss on early retirement of debt) that are not considered part of segment operating earnings since they historically have not impacted the Company’s performance and are not expected to impact performance within the next two years. Following is a reconciliation of segment operating earnings to consolidated net income on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented:

	Quarter ended				Year ended
	December 31, 2006	% Margin	December 31, 2005	% Margin	December 31, 2006	% Margin	December 31, 2005	% Margin
Operating Earnings (Loss):
U.S. property & casualty	($1,358)	(3.1)%	$1,708	2.4%	$4,770	2.3%	($404)	(0.2)%
International	7,310	8.7	3,268	4.6	16,034	5.3	13,328	4.7
Broadspire	(2,682)	(3.9)	(3,310)	(9.2)	(14,657)	(8.4)	(10,123)	(6.8)
Legal settlement administration	3,975	12.5	8,850	22.7	24,408	18.7	20,311	17.8
Unallocated corporate and shared costs	(574)	(0.2)	(373)	(0.2)	1,640	0.2	1,973	0.3
Deduct:
Special charge	(3,096)	(1.4)	—	—	(27)	—	—	—
Stock option expense	(355)	(0.2)	—	—	(1,220)	(0.1)	—	—
Amortization expense	(1,124)	(0.5)	—	—	(1,124)	(0.1)	—	—
Net corporate interest expense	(3,322)	(1.5)	(929)	(0.4)	(5,753)	(0.7)	(5,145)	(0.7)
Income taxes	(72)	—	(3,262)	(1.5)	(9,060)	(1.1)	(7,059)	(0.9)

Net income	($1,298)	(0.6)%	$5,952	2.7%	$15,011	1.8%	$12,881	1.7%

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspections, and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The results achieved in the quarter and year ended December 31, 2006 are not necessarily indicative of future prospects for the Company.

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830

Actual results in future quarters may differ materially. For a discussion regarding factors which could affect the Company’s financial performance, see the Company’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, in particular the information under the headings “Business,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. The Company’s actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company.
FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 847-4407.

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In Thousands, Except Per Share Amounts)

Year Ended December 31	2006	2005	% Change
Revenues:

Revenues Before Reimbursements	$819,522	$771,983	6%
Reimbursements	80,858	82,784	-2%

Total Revenues	900,380	854,767	5%

Costs and Expenses:

Cost of Services Before Reimbursements	638,174	607,951	5%
Reimbursements	80,858	82,784	-2%

Cost of Services	719,032	690,735	4%

Selling, General, and Administrative	151,497	138,947	9%
Corporate Interest Expense, Net	5,753	5,145	12%
Restructuring Costs (1)	1,695	—	nm

Total Costs and Expenses	877,977	834,827	5%

Loss on Early Retirement of Debt (2)	(1,401)	—	nm
Gain on Disposal of Assets (3)	3,069	—	nm

Income Before Income Taxes	24,071	19,940	21%
Income Taxes	9,060	7,059	28%

Net Income	$15,011	$12,881	17%

Earnings Per Share — Basic and Diluted	$0.30	$0.26	16%

Average Numbers of Shares Used to Compute:
Basic Earnings Per Share	49,423	48,930

Diluted Earnings Per Share	49,576	49,347

Cash Dividends Per Share:
Class A Common Stock	$0.18	$0.24
Class B Common Stock	$0.18	$0.24

nm = not meaningful

(1)	Related to employee severance costs and early lease terminations due to restructuring

(2)	Loss on early retirement of debt related to refinancing

(3)	Related to the sale of the Company’s investigations business

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In Thousands, Except Per Share Amounts)

Quarter Ended December 31	2006	2005	% Change
Revenues:

Revenues Before Reimbursements	$228,256	$216,927	5%
Reimbursements	18,352	25,196	-27%

Total Revenues	246,608	242,123	2%

Costs and Expenses:

Cost of Services Before Reimbursements	177,646	169,413	5%
Reimbursements	18,352	25,196	-27%

Cost of Services	195,998	194,609	1%

Selling, General, and Administrative	45,418	37,371	22%
Corporate Interest Expense, Net	3,322	929	258%
Restructuring Costs (1)	1,695	—	nm

Total Costs and Expenses	246,433	232,909	6%

Loss on Early Retirement of Debt (2)	(1,401)	—	nm

(Loss) Income Before Income Taxes	(1,226)	9,214	-113%
Income Taxes	72	3,262	-98%

Net (Loss) Income	($1,298)	$5,952	-122%

(Loss) Earnings Per Share — Basic and Diluted	($0.03)	$0.12	-121%

Average Numbers of Shares Used to Compute:
Basic (Loss) Earnings Per Share	50,229	48,985

Diluted (Loss) Earnings Per Share	50,229	49,340

Cash Dividends Per Share:
Class A Common Stock	$0.00	$0.06
Class B Common Stock	$0.00	$0.06

nm = not meaningful

(1)	Related to employee severance costs and early lease terminations due to restructuring

(2)	Loss on early retirement of debt related to refinancing

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Year Ended December 31
Unaudited
(In Thousands, Except Percentages)

							Legal Settlement
	U.S. Property and Casualty		%	Broadspire		%	Administration		%	International		%
	2006	2005	Change	2006	2005	Change	2006	2005	Change	2006	2005	Change

Revenues Before Reimbursements	$209,983	$223,584	-6.1%	$175,151	$148,695	17.8%	$130,691	$114,291	14.3%	$303,697	$285,413	6.4%

Compensation & Benefits	135,833	139,603	-2.7%	120,908	97,503	24.0%	53,122	42,817	24.1%	212,522	199,421	6.6%
% of Revenues	64.7%	62.5%		69.0%	65.6%		40.6%	37.4%		70.0%	69.8%

Expenses Other than Reimbursements, Compensation & Benefits	69,380	84,385	-17.8%	68,900	61,315	12.4%	53,161	51,163	3.9%	75,141	72,664	3.4%
% of Revenues	33.0%	37.7%		39.3%	41.2%		40.7%	44.8%		24.7%	25.5%

Total Operating Expenses	205,213	223,988	-8.4%	189,808	158,818	19.5%	106,283	93,980	13.1%	287,663	272,085	5.7%

Operating Earnings (Loss) (1)	$4,770	($404)	1280.7%	($14,657)	($10,123)	-44.8%	$24,408	$20,311	20.2%	$16,034	$13,328	20.3%
% of Revenues	2.3%	-0.2%		-8.4%	-6.8%		18.7%	17.8%		5.3%	4.7%

Quarter Ended December 31
Unaudited
(In Thousands, Except Percentages)

							Legal Settlement
	U.S. Property and Casualty		%	Broadspire		%	Administration		%	International		%
	2006	2005	Change	2006	2005	Change	2006	2005	Change	2006	2005	Change

Revenues Before Reimbursements	$43,958	$70,419	-37.6%	$68,160	$35,785	90.5%	$31,678	$39,023	-18.8%	$84,460	$71,700	17.8%

Compensation & Benefits	30,224	43,827	-31.0%	44,962	24,843	81.0%	14,494	12,205	18.8%	57,532	50,407	14.1%
% of Revenues	68.8%	62.3%		66.0%	69.4%		45.8%	31.3%		68.1%	70.3%

Expenses Other than Reimbursements, Compensation & Benefits	15,092	24,884	-39.4%	25,880	14,252	81.6%	13,209	17,968	-26.5%	19,618	18,025	8.8%
% of Revenues	34.3%	35.3%		38.0%	39.8%		41.7%	46.0%		23.2%	25.1%

Total Operating Expenses	45,316	68,711	-34.0%	70,842	39,095	81.2%	27,703	30,173	-8.2%	77,150	68,432	12.7%

Operating (Loss) Earnings (1)	($1,358)	$1,708	-179.5%	($2,682)	($3,310)	19.0%	$3,975	$8,850	-55.1%	$7,310	$3,268	123.7%
% of Revenues	-3.1%	2.4%		-3.9%	-9.2%		12.5%	22.7%		8.7%	4.6%

(1)	A non-GAAP financial measurement which represents earnings before gain on disposal of assets, loss on early retirement of debt, restructuring costs, net corporate interest expense, intangible assets amortization expense, stock options expense, and income tax expense.

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2006 and December 31, 2005
(In Thousands)

	Unaudited	*
	December 31	December 31
	2006	2005
Assets
Current Assets:
Cash and Cash Equivalents	$61,674	$46,848
Short-term Investments	5,000	5,000
Accounts Receivable, Net	180,967	163,087
Unbilled Revenues, Net	117,098	109,319
Prepaid Expenses and Other Current Assets	19,207	14,964

Total Current Assets	383,946	339,218

Property and Equipment, at Cost	140,729	150,008
Less Accumulated Depreciation	(99,845)	(113,071)

Net Property and Equipment	40,884	36,937

Other Assets:
Goodwill, Net	254,740	110,035
Intangible Assets, Net	127,869	—
Capitalized Software Costs, Net	36,903	33,068
Deferred Income Tax Asset	14,066	38,217

Other	34,991	16,596

Total Other Assets	468,569	197,916

Total Assets	$893,399	$574,071

Liabilities and Shareholders’ Investment

Current Liabilities:
Short-Term Borrowings	$27,795	$28,888
Accounts Payable	42,262	38,085
Accrued Liabilities	119,936	80,454
Self-Insured Risks	21,722	17,664
Accrued Income Taxes	—	17,880
Deferred Revenues	68,359	19,608
Current Installments of Long-Term Debt and Capital Leases	2,621	6,441

Total Current Liabilities	282,695	209,020

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	199,044	45,810
Deferred Revenues	77,110	10,409
Self-Insured Risks	12,338	9,122
Postretirement Medical Benefit Obligation	2,440	4,569
Minimum Pension Liabilities	90,058	101,406
Other	14,019	10,355

Total Noncurrent Liabilities	395,009	181,671

Minority Interest in Equity of Consolidated Affiliates	4,544	4,349

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	25,741	24,293
Class B Common Stock, $1.00 Par Value	24,697	24,697
Additional Paid-in Capital	15,468	6,311
Unearned Stock-Based Compensation	—	(37)
Retained Earnings	207,891	202,351
Accumulated Other Comprehensive Loss	(62,646)	(78,584)

Total Shareholders’ Investment	211,151	179,031

Total Liabilities and Shareholders’ Investment	$893,399	$574,071

*	Derived from the audited Consolidated Balance Sheet

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404)256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2006 and December 31, 2005
Unaudited
(In Thousands)

	2006	2005
Cash Flows From Operating Activities:
Net Income	$15,011	$12,881
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization Expense	20,545	19,183
Deferred Income Tax Provision	3,063	3,926
Stock-Based Compensation Costs	3,567	92
Loss on Sales of Property and Equipment, net	267	271
Loss on Early Extinguishment of Debt	1,401	—
Gain on Sale of Investigations business	(3,069)	—
Changes in Operating Assets and Liabilities, net of effects of acquisitions and dispositions:
Accounts Receivable, net	11,078	12,422
Unbilled Revenues, net	6,144	(6,085)
Accrued Income Taxes	(2,920)	(7,230)
Accounts Payable and Accrued Liabilities	(3,151)	6,821
Deferred Revenues	(2,730)	(3,105)
Accrued Retirement Costs	5,064	2,725
Prepaid Expenses and Other	(1,553)	(1,140)

Net Cash Provided by Operating Activities	52,717	40,761

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment, net	(12,707)	(12,903)
Capitalization of Computer Software Costs	(9,852)	(7,040)
Proceeds from 2004 Sale of Undeveloped Land	—	7,562
Proceeds from Sale of Corporate Headquarters	8,000	—
Proceeds from Sale of Investigations Business	3,000	—
Payments for Business Acquisitions, net of Cash Acquired	(162,560)	—
Other Investing Activities	(487)	(233)

Net Cash Used in Investing Activities	(174,606)	(12,614)

Cash Flows From Financing Activities:
Dividends Paid	(8,869)	(11,743)
Proceeds from Stock Issued to Employees Under Incentive Plans	1,912	622
Decrease in Short-Term Borrowings, net	(1,617)	(6,627)
Proceeds from Long-Term Borrowings	210,000	—
Payments on Long-Term Debt and Capital Lease Obligations	(60,946)	(1,389)
Fees Paid for the Early Extinguishment of Debt	(793)	—
Capitalized Loan Costs	(3,901)	(313)

Net Cash Provided by (Used in) Financing Activities	135,786	(19,450)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	929	(420)

Increase in Cash and Cash Equivalents	14,826	8,277
Cash and Cash Equivalents at Beginning of Year	46,848	38,571

Cash and Cash Equivalents at End of Year	$61,674	$46,848